Exhibit 15.3

CONSENT OF DANIEL VAN HEERDEN

I consent to the use of my name, or any quotation from, or summarization of, the technical report summary entitled “S-K 1300 Technical Report Summary on the Blanket Gold Mine, Zimbabwe”, dated December 31, 2021, prepared by me, and included or incorporated by reference in:

(i)  the Annual Report on Form 20-F for the period ended December 31, 2021 (the “20-F”) of Caledonia Mining Corporation Plc being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto; and

(ii) the Company’s Form F-3 Registration Statement (File No. 333-255500), and any amendments or supplements thereto.

I further consent to the filing of the technical report summaries as exhibits to the 20-F.

Daniel van Heerden, B Eng (Min.), MCom (Bus. Admin.), MMC, Pr. Eng., FSAIMM, AMMSA

Date: May 17, 2022